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                                   EXHIBIT 4.9




                          ONE VOICE TECHNOLOGIES, INC.

                          SECURITIES PURCHASE AGREEMENT

                               September __, 2001

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                                   TABLE OF CONTENTS
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1.       Agreement to Sell and Purchase.....................................................................      1

2.       Fees and Warrants..................................................................................      1

3.       Closing, Delivery and Payment......................................................................      2

         3.1      Closing...................................................................................      2

         3.2      Delivery..................................................................................      2

4.       Representations and Warranties of the Company......................................................      2

         4.1      Organization, Good Standing and Qualification.............................................      2

         4.2      Subsidiaries..............................................................................      3

         4.3      Capitalization; Voting Rights.............................................................      3

         4.4      Authorization; Binding Obligations........................................................      4

         4.5      Liabilities...............................................................................      4

         4.6      Agreements; Action........................................................................      4

         4.7      Obligations to Related Parties............................................................      5

         4.8      Changes...................................................................................      5

         4.9      Title to Properties and Assets; Liens, Etc................................................      7

         4.10     Intellectual Property.....................................................................      7

         4.11     Compliance with Other Instruments.........................................................      7

         4.12     Litigation................................................................................      8

         4.13     Tax Returns and Payments..................................................................      8

         4.14     Employees.................................................................................      8

         4.15     Registration Rights and Voting Rights.....................................................      8

         4.16     Compliance with Laws; Permits.............................................................      9

         4.17     Environmental and Safety Laws.............................................................      9

         4.18     Valid Offering............................................................................      9

         4.19     Full Disclosure...........................................................................      9

         4.20     Insurance.................................................................................     10

         4.21     SEC Reports...............................................................................     10

         4.22     No Market Manipulation....................................................................     10

         4.23     Listing...................................................................................     10
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                                      -i-

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         4.24     No Integrated Offering.....................................................................    10

         4.25     Stop Transfer..............................................................................    10

         4.26     Dilution...................................................................................    11

5.       Representations and Warranties of the Purchasers....................................................    11

         5.1      Requisite Power and Authority..............................................................    11

         5.2      Investment Representations.................................................................    11

         5.3      Purchaser Bears Economic Risk..............................................................    11

         5.4      Acquisition for Own Account................................................................    11

         5.5      Purchaser Can Protect Its Interest.........................................................    11

         5.6      Accredited Investor........................................................................    12

         5.7      Regulatory Compliance......................................................................    12

         5.8      Legends....................................................................................    12

         5.9      Confidentiality............................................................................    13

         5.10     Certain Acknowledgments....................................................................    13

6.       Covenants of the Company............................................................................    13

         6.1      Stop-Orders................................................................................    13

         6.2      Listing....................................................................................    13

         6.3      Market Regulations.........................................................................    13

         6.4       Reporting Requirements....................................................................    13

         6.5      Use of Funds...............................................................................    14

         6.6      Access to Facilities.......................................................................    14

         6.7      Taxes......................................................................................    14

         6.8      Insurance..................................................................................    14

         6.9      Books and Records..........................................................................    14

         6.10     Intellectual Property......................................................................    15

         6.11     Confidentiality............................................................................    15

         6.12     Required Approvals.........................................................................    15

         6.13     Reissuance of Securities...................................................................    16

         6.14     Opinion....................................................................................    16

7.       Covenants of the Company and Purchasers Regarding Indemnification...................................    16

         7.1      Company Indemnification....................................................................    17
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                                      -ii-

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         7.2      Purchaser's Indemnification................................................................    17

         7.3      Limitations................................................................................    17

         7.4      Procedures.................................................................................    17

8.       Conversion of Convertible Notes.....................................................................    18

         8.1      Mechanics of Conversion....................................................................    18

         8.2      Mandatory Redemption.......................................................................    19

         8.3      Maximum Conversion.........................................................................    19

         8.4      Injunction - Posting of Bond...............................................................    19

         8.5      Buy-In.....................................................................................    20

         8.6      Optional Redemption........................................................................    20

         8.7      Nasdaq Approval............................................................................    21

9.       Registration Rights.................................................................................    21

         9.1      Registration Rights Granted................................................................    21

         9.2      Registration Procedures....................................................................    23

         9.3      Provision of Documents.....................................................................    24

         9.4      Non-Registration Events....................................................................    24

         9.5      Expenses...................................................................................    25

         9.6      Indemnification and Contribution...........................................................    25

10.      Offering Restrictions...............................................................................    28

11.      Security Interest...................................................................................    28

12.      Miscellaneous.......................................................................................    28

         12.1     Governing Law..............................................................................    28

         12.2     Survival...................................................................................    28

         12.3     Successors and Assigns.....................................................................    28

         12.4     Entire Agreement...........................................................................    28

         12.5     Severability...............................................................................    28

         12.6     Amendment and Waiver.......................................................................    29

         12.7     Delays or Omissions........................................................................    29

         12.8     Notices....................................................................................    29

         12.9     Attorneys' Fees............................................................................    29

         12.10    Titles and Subtitles.......................................................................    29

         12.11    Counterparts...............................................................................    30
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                                      -iii-

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         12.12    Broker's Fees..............................................................................    30

         12.13    Construction...............................................................................    30

                          ONE VOICE TECHNOLOGIES, INC.
                          SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the "Agreement") is made and entered into as of September __, 2001, by and among ONE VOICE TECHNOLOGIES, INC., a Nevada corporation (the "Company"), and the Purchaser listed on Exhibit A hereto (the "Purchaser").

                                    Recitals

Whereas, the Company has authorized the sale of 8% Convertible Notes in an aggregate principal amount of $500,000 (the "Notes"), convertible into shares of the Company's common stock, $0.001 par value per share (the "Common Stock"); Whereas, the Company wishes to issues warrants (the "Warrants") to the Purchaser to purchase shares of the Company's Common Stock in connection with Purchaser's purchase of the Notes;
Whereas, Purchaser desires to purchase the Notes and Warrants on the terms and conditions set forth herein; and
WHEREAS, the Company desires to issue and sell the Notes and Warrants to Purchaser on the terms and conditions set forth herein.

                                    Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company Notes in the amount set forth next to the Purchaser's name on Exhibit A under the column heading "Closing Date Notes," convertible in accordance with the terms thereof into shares of the Company's Common Stock, which amount shall be equal to $500,000. The Notes purchased on the Closing Date shall be known as the "Offering." The form of Notes is annexed hereto as Exhibit
B. The Notes will have a Maturity Date (as defined in the Notes) two years from the date of issuance. Collectively, the Notes and Warrants (as defined in Section 2) and Common Stock issuable upon conversion of the Notes and exercise of the Warrants are referred to as the "Securities."

     2. Fees and Warrants.

          (a) The Company will issue and deliver to the persons listed on Exhibit A under the column heading "Warrant Holders", or to such other persons as the Purchaser shall otherwise designate (such named persons, as they may be so otherwise designated, being referred to as the "Warrant Recipients"), Warrants to purchase shares of Common Stock in the amounts designated on Exhibit A hereto in connection with the Offering (the "Warrants") pursuant to Section 1 hereof. The Warrants must be delivered on the Closing Date. The aggregate number of shares of Common Stock purchasable upon exercise of the Warrants granted on the Closing Date is set forth on Exhibit A hereto. A form of Warrant is annexed hereto as Exhibit C. The per share "Purchase Price" of Common Stock as defined in the Warrants shall be equal to the lesser of (i) 120% of the average of the three lowest closing prices of the Common Stock as reported by Bloomberg Financial for the Pink Sheets, the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market, American Stock Exchange, or New York Stock Exchange (each of the foregoing the "Principal Market"), or such other principal market or exchange where the

Common Stock is listed or traded, for the ten (10) trading days preceding but not including the Closing Date or (ii) 120% of the average of the three lowest closing prices of the Common Stock as reported by Bloomberg Financial on the Principal Market for the ten trading days prior to but not including the date the Warrant is exercised. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of Purchaser are hereby also made and granted to the holders of the Warrants in respect of the Warrants and shares of the Company's Common Stock issuable upon exercise of the Warrants (the "Warrant Shares").

                   (b) The Company shall reimburse Purchaser for its reasonable legal fees of $5,000 for services rendered to Purchaser in preparation of this Agreement and the Related Agreements. Amounts required to be paid hereunder will be paid at the Closing.

                   (c) The Company will pay a cash fee in the amount of ten percent (10%) of the aggregate gross purchase price to be paid to the Company from the sale of Notes in the Offering the "Fund Manager's Fee") to the persons listed on Exhibit A under the column heading "Fund Manager's Fee Recipient." The Fund Manager's Fee must be paid on the Closing Date. The aforementioned Fund Manager's Fee and legal fees will be payable at the Closing out of funds held pursuant to a Funds Escrow Agreement to be entered into by the Company, Purchaser and an Escrow Agent. Failure to timely deliver the Fund Manager's Fee, or the Warrants shall be deemed an Event of Default as defined in Article III of the Notes.

          3.   Closing, Delivery and Payment.

               3.1 Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the "Closing"), which closing is comprised of Purchaser's purchase of Notes in the aggregate principal amount of $500,000, shall take place on the date hereof, at the offices of Daniel M. Laifer, Esq., 135 West 50th Street, Suite 1700, New York, New York 10020, or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

               3.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser an applicable Note representing the aggregate principal amount borrowed by the Company at the Closing from the Purchaser and a warrant certificate registered in the Purchaser's name representing the number of Warrant Shares as to which the Warrant is exercisable pursuant to this Agreement, against payment of the purchase price therefor by certified funds or wire transfer made payable to the order of the Company, cancellation of indebtedness or any combination of the foregoing.

          4.   Representations and Warranties of the Company.

               The Company hereby represents and warrants to the Purchaser as of the date of this Agreement as set forth below.
               4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Warrants to be issued in connection with this

Agreement, the Funds Escrow Agreement, the Security Agreement and all other agreements referred to herein (collectively, the "Related Agreements"), to issue and sell the Notes and the shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares"), to issue and sell the Warrants and the Warrant Shares, and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

           4.2 Subsidiaries. Except as disclosed on Schedule 4.2, the Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. If any entity is listed on Schedule 4.2. and the Company owns a controlling interest in such entity, each of the representations and warranties set forth in this Section 4 are being hereby restated with respect to such entity (modified as appropriate to the nature of such entity.)

           4.3 Capitalization; Voting Rights. Except as set forth on Schedule
4.3:

               (a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share, 14,549,651 shares of which are issued and outstanding as of August 13, 2001, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, no shares of which are issued and outstanding.

               (b) Other than (i) the shares reserved for issuance under the Company's Stock Option Plan and (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Neither the offer, issuance or sale of any of the Notes or Warrants, or the issuance of any of the Conversion Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

               (c) All issued and outstanding shares of the Company's Common Stock and Preferred Stock (to the extent Preferred Stock has been issued) (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

               (d) The rights, preferences, privileges and restrictions of the shares of Preferred Stock and the Common Stock are as stated in the Articles of Incorporation (the "Charter"). The Conversion Shares and Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Company's Charter, the Notes, Warrants, Conversion Shares and Warrant Shares (sometimes collectively referred to herein as the "Securities") will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

               (e) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company, including the transactions contemplated hereunder.

          4.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder at each Closing and the authorization, sale, issuance and delivery of the Securities pursuant hereto and the Related Agreements has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Notes and the subsequent conversion of the Notes into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The sale of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The Notes and the Warrants, when executed and delivered in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

          4.5 Liabilities. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.

          4.6  Agreements; Action.

               (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

               (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

               (d) Except as set forth on Schedule 4.6, the Company has not engaged in the past two years in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

          4.7 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company. None of the officers, directors or, to the best of the Company's knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company and no agreements, understandings or proposed transactions are contemplated between the Company and any such person. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          4.8  Changes. Since June 30, 2001, there has not been:

               (a) Any change in the assets, liabilities, financial condition, prospects or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of the Company;

               (b) Any resignation or termination of any officer, key employee or group of employees of the Company;

               (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

               (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

               (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

               (f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

               (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

               (h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

               (i) Any labor organization activity related to the Company;

               (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

               (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (l) Any change in any material agreement to which the Company is a party or by which it is bound which may materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company;

               (m) Any other event or condition of any character that, either individually or cumulatively, has or may materially and adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company; or

               (n) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

        4.9 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

        4.10 Intellectual Property.

             (a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to the Company's knowledge as presently proposed to be conducted (the "Intellectual Property"), without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products.

             (b) The Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.

             (c) The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Company.

        4.11 Compliance with Other Instruments. The Company is not in violation or default of any term of its Charter or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements, and the issuance and sale of Securities pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

        4.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

        4.13 Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

        4.14 Employees. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

        4.15 Registration Rights and Voting Rights. Except as set forth on
Schedule 4.15, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued. To the Company's knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

        4.16 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of any of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company.

        4.17 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

        4.18 Valid Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any person or persons so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or any state securities laws.

        4.19 Full Disclosure. The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Notes and Warrants, including all information the Company believes is reasonably necessary to make such investment decision. Neither this Agreement, the exhibits and schedules hereto, the Related Agreements nor any other document delivered by the Company to Purchaser in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Company's knowledge, there are no facts which

(individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the exhibits and schedules hereto, the Related Agreements or in other documents delivered to Purchaser in connection herewith.

        4.20 Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

        4.21 SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. The Company has furnished the Purchaser with copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2001 and June 30, 2001 and
(iii) its Proxy Statement dated September 5, 2000 (collectively, the "SEC Reports"). Each SEC Report was in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.22 No Market Manipulation. The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of any of the Securities being offered hereby or affect the price at which any of the Securities being offered hereby may be issued.

        4.23 Listing. The Company's Common Stock is listed for trading on the NASDAQ SmallCap Market. The Company has received a notice that its Common Stock may be delisted from the NASDAQ SmallCap Market and that the Common Stock does not meet all requirements for the continuation of such listing.

        4.24 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the 1933 Act, or any applicable exchange-related stockholder approval provisions. Nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

        4.25 Stop Transfer. The Securities are restricted securities as of the date of this Agreement. The Company will not issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by federal securities laws.

        4.26 Dilution. The number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines prior to conversion or exercise of such securities. The Company's executive officers have studied and fully understand the nature of the Securities being sold hereby and recognize that they have a potential dilutive effect. The Company specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Notes and exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

5.      Representations and Warranties of the Purchaser.

        The Purchaser hereby represents and warrants to the Company with respect to itself or himself as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):
        5.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

        5.2 Investment Representations. Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement.

        5.3 Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment until the Securities are registered pursuant to the Securities Act, or an exemption from registration is available.

        5.4 Acquisition for Own Account. Purchaser is acquiring the Notes for Purchaser's own account for investment only, and not with a view towards their distribution.

        5.5 Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

        5.6 Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

        5.7 Regulatory Compliance. Purchaser agrees that Purchaser will comply with all relevant rules and regulations of the Securities Exchange Act of 1934, as amended, including the provisions of Regulation M promulgated thereunder.

        5.8 Legends.

            (a) The Notes shall bear the following legend until the Notes and Conversion Shares are covered by an effective registration statement filed with the SEC:

        "THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ONE VOICE TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

            (b) The Conversion Shares and the Warrant Shares shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ONE VOICE TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

            (c) The Warrants shall bear the following legend:

        "THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF

               COUNSEL REASONABLY SATISFACTORY TO ONE VOICE
               TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT
               REQUIRED."

               5.9 Confidentiality. The Purchaser agrees that it will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

               5.10 Certain Acknowledgements. The Purchaser hereby acknowledges that it is aware that (i) the Company currently has no revenue, (ii) the Company has suffered significant losses, and (iii) the Company's accountant has issue a "going concern" opinion.

          6. Covenants of the Company. The Company covenants and agrees with the Purchaser as follows:

               6.1 Stop-Orders. The Company will advise the Purchaser, promptly after it receives notice of issuance by the Securities and Exchange Commission (the "SEC"), any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

               6.2 Listing. The Company shall promptly secure the listing of the shares of Common Stock issuable upon conversion of the Notes and upon the exercise of the Warrants upon the Principal Market upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing so long as any other shares of Common Stock shall be so listed. The Company will maintain the listing of its Common Stock on a Principal Market, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers ("NASD") and such exchanges, as applicable. The Company will provide the Purchaser copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.

               6.3 Market Regulations. The Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to Purchaser and promptly provide copies thereof to Purchaser.

               6.4 Reporting Requirements. (a) Until at least two (2) years after the effectiveness of the Registration Statement on Form SB-2 or such other Registration Statement described in Section 9.1(d) hereof, the Company will (i) cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, (ii) comply in all material respects with its reporting and filing obligations under the Exchange Act, (iii) comply with all reporting requirements that is applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the Exchange Act, and (iv) comply with all requirements related to any registration statement filed pursuant to this Agreement. The Company will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Acts until the earlier of (y) two (2) years after the effective date of the Registration Statement on Form SB-2 or such other Registration Statement described in Section 9.1(d) hereof, or (z) the sale by the Purchaser of all the Securities issuable by the Company pursuant to this Agreement. Until at least two (2) years after the Warrants have been exercised, the Company will use its commercial best efforts to continue the listing of the Common Stock on the NASDAQ SmallCap Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and NASDAQ.

               6.5 Use of Funds. The Company undertakes to use the proceeds of the Purchaser's funds for the purposes set forth on Schedule 6.5 attached hereto. A deviation form the use of proceeds set forth on Schedule 6.5 of more than 10% per item or more than 20% in the aggregate shall be deemed a material breach of the Company's obligations hereunder.

               6.6 Access to Facilities. For so long as 20% of the principal amount of the Notes is outstanding,the Company will permit any representatives designated by the Purchaser (or any transferee of the Purchaser), so long as such person holds any Securities upon reasonable notice and during normal business hours, at such person's expense and accompanied by a representative of the Company, to (a) visit and inspect any of the properties of the Company and
(b) examine the corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom.

               6.7 Taxes. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

               6.8 Insurance. The Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.

               6.9 Books and Records. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

               6.10 Intellectual Property. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

               6.11 Confidentiality. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser, unless expressly agreed to by the Purchaser or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

               6.12 Required Approvals. For so long as at least $500,000 of the principal amount of the Notes are outstanding, the Company, without the prior written consent of the Purchaser, shall not:

                    (a) enter into any transaction or series of transactions with any stockholder, director, officer or employee which would require disclosure pursuant to Rule 404 of the Regulation S-K under the Securities Act;

                    (b) authorize, create or issue any securities (or any rights or securities directly or indirectly convertible into or exercisable or exchangeable for securities) having rights, preferences or privileges superior to the Conversion Shares;

                    (c) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities);

                    (d) directly or indirectly redeem, purchase or otherwise acquire any of the Corporation's capital stock or other equity securities (including, without limitation, the Securities or any warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;

                    (e) merge or consolidate with any entity or enter into an agreement to do so;

                    (f) sell, lease or otherwise dispose of more than 10% of the assets of the Company (computed on the basis of book value, determined in accordance with GAAP consistently applied, or fair market value, determined by the Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) or sell or permanently dispose of any of its intellectual property;

                    (g) liquidate, dissolve or effect a recapitalization, reclassification or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes or a stock split or "reverse" stock split of the Common Stock);

               (h) acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture or make any investments in any other entity;

               (i) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to perform the provisions of this Agreement or any of the agreements contemplated thereby;

               (j) create, incur, assume or suffer to exist indebtedness exceeding an aggregate principal amount of $375,000 outstanding at any time;

               (k) amend, alter or repeal the Company's Charter or Bylaws as to increase the number of authorized shares of the Common Stock or any series of preferred stock, or materially affect the rights or other powers of the Conversion Shares, or otherwise take any action which is designed to, or could have the effect of, adversely affecting the rights or other powers of the Conversion Shares; or

               (l) materially alter or change the business of the Company.

Notwithstanding the above, if the Purchaser elects not to further fund the Company within 75 days following the effectiveness of the Registration Statement required to be filed pursuant to Section 9.1(d) hereof, this Agreement shall be terminated except for Sections 6.4, 6.13, 7, 8 and 9.

          6.13 Reissuance of Securities. The Company agrees to reissue certificates representing the Securities without the legends set forth in
Section 5.7 above at such time as (a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Act, or (b) upon resale subject to an effective registration statement after such Securities are registered under the Act. The Company agrees to cooperate with the Purchaser in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the selling Purchaser and broker, if any.

          6.14 Opinion. On the Closing Date, the Company will deliver to the Purchaser an opinion acceptable to the Purchaser from the Company's legal counsel in the form annexed hereto as Exhibit D. The Company will provide, at the Company's expense, such other legal opinions in the future as are reasonably necessary for the conversion of the Notes and exercise of the Warrants.

     7.   Covenants of the Company and Purchaser Regarding
          Indemnification.

           7.1 Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Purchaser, each of the Purchaser's officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser which results, arises out of or is based upon (i) any misrepresentation by Company or breach of any warranty by Company in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement, or (ii) any breach or default in performance by Company of any covenant or undertaking to be performed by Company hereunder, or any other agreement entered into by the Company and the Purchaser relating hereto.

           7.2 Purchaser's Indemnification. The Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon (a) any misrepresentation by the Purchaser or breach of warranty by the Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (b) any breach or default in performance by the Purchaser of any covenant or undertaking to be performed by the Purchaser hereunder, or any other agreement entered into by the Company and the Purchaser relating hereto.

           7.3 Limitations. The Purchaser and the Company shall not make any claim for indemnification until the aggregate amount of such indemnifiable expenses exceeds $25,000, in which case such party may claim indemnification for the full amount. In no event shall the Company have liability under this Section 7 to any party in excess of the aggregate purchase price of the outstanding principal due under the Notes.

           7.4 Procedures. The procedures and limitations set forth in Section
9.6 shall apply to the indemnifications set forth in Sections 7.1 and 7.2 above.

     8.   Conversion of Convertible Notes.

          8.1  Mechanics of Conversion.

               (a) Upon the conversion of the Notes or part thereof, the Company shall, at its own cost and expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates in the name of the Purchaser (or its nominee) or such other persons as designated by the Purchaser and in such denominations to be specified representing the number of Conversion Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that the Conversion Shares issued will be unlegended, free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares, provided the Purchaser has notified the Company of the Purchaser's intention to sell the Conversion Shares and the Conversion Shares are included in an effective registration statement or are otherwise exempt from registration when sold.

               (b) Purchaser will give notice of its decision to exercise its right to convert the Notes or part thereof by telecopying or otherwise delivering an executed and completed notice of the number of shares to be converted to the Company (the "Notice of Conversion"). The Purchaser will not be required to surrender the Notes until the Purchaser receives a certificate or certificates, as the case may be, representing the Conversion Shares or until the Note has been fully satisfied. Each date on which a Notice of Conversion is telecopied or delivered to the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will or will cause the transfer agent to transmit the Company's Common Stock certificates representing the shares issuable upon conversion of the Notes (and a certificate representing the balance of the Notes not so converted, if requested by Purchaser) to the Purchaser via express courier for receipt by such Purchaser within four business days after receipt by the Company of the Notice of Conversion (the "Delivery Date").

               (c) The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 8 hereof, or the Mandatory Redemption Payment described in Section 8.2 hereof, beyond the Delivery Date or Mandatory Redemption Payment Date (as defined in Section 8.2) could result in economic loss to the Purchaser. As compensation to the Purchaser for such loss, the Company agrees to pay late payments to the Purchaser for late issuance of the Conversion Shares in the form required pursuant to Section 8 hereof upon conversion of the Notes or late payment of the Mandatory Redemption Payment, in the amount of $100 per business day after the Delivery Date or Mandatory Redemption Payment Date, as the case may be, for each $10,000 Note principal being converted or redeemed. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Purchaser, in the event that the Company fails for any reason to effect delivery of the Conversion Shares by the Delivery Date or make payment by the Mandatory Redemption Payment Date, the Purchaser will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all or part of the notice of Mandatory Redemption by delivery of a notice to such effect to the Company whereupon the

Company and the Purchaser shall each be restored to their respective positions immediately prior to the delivery of such notice, except that late payment charges described above shall be payable through the date notice of revocation or rescission is given to the Company.

               (d) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum amount permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to a Purchaser and thus refunded to the Company.

         8.2 Mandatory Redemption. In the event the Company is unable to issue Conversion Shares on a Delivery Date or at any time when a Note is convertible, for any reason, then at the Purchaser's election, the Company must pay to the Purchaser five (5) business days after request by the Purchaser or on the Delivery Date (if requested by the Purchaser) a sum of money determined by multiplying the principal of the Note required to be converted and not so converted (or otherwise not convertible, as applicable) by 130%, together with accrued but unpaid interest thereon ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Purchaser on the same date as the Conversion Shares are otherwise deliverable or within five (5) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding.

         8.3 Maximum Conversion. The Purchaser shall not be entitled to convert on a Conversion Date that amount of a Note or Notes in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Purchaser on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Notes with respect to which the determination of this proviso is being made on a Conversion Date, which would result in beneficial ownership by the Purchaser of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date. The Purchaser shall have the authority and obligation to determine whether the restriction contained in this Section 8.3 will limit any conversion hereunder and to the extent that the Purchaser determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Purchaser. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, a Purchaser shall not be limited to aggregate conversions of only 4.99%. A Purchaser may void the conversion limitation described in this Section 8.3 upon 75 days prior notice to the Company or upon an Event of Default under the Note. A Purchaser may allocate which of the equity of the Company deemed beneficially owned by such Purchaser shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

         8.4 Injunction - Posting of Bond. In the event a Purchaser shall elect to convert a Note or part thereof, the Company may not refuse conversion for any reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said Note shall have been sought and obtained and the Company posts a surety bond for the benefit of such Purchaser in the amount of 130% of the amount of the Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Purchaser to the extent it obtains judgment.

         8.5 Buy-In. In addition to any other rights available to the Purchaser, if the Company fails to deliver to the Purchaser Conversion Shares by the Delivery Date and if after the Delivery Date the Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the Common Stock which the Purchaser anticipated receiving upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Purchaser (in addition to any remedies available to or elected by such Purchaser) the amount by which (A) the Purchaser's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note, for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Company shall be required to pay the Purchaser $1,000, plus interest. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In.

         8.6 Optional Redemption. The Company will have the option of redeeming any outstanding Notes ("Optional Redemption") by paying to the Purchaser a sum of money as follows:

               from the Closing Date through 30 days after the Closing Date
- 120%
               from 31 days through 90 days after the Closing Date - 135% from 91 days through 180 days after the Closing Date - 150% after 180 days following the Closing Date - 200%

of the principal amount of the Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Purchaser arising under this Agreement, Note or any other document delivered herewith ("Redemption Amount") outstanding on the day notice of redemption ("Notice of Redemption) is given to a Purchaser ("Redemption Date"). A Notice of Redemption may not be given in connection with any portion of Note for which notice of conversion has been given by the Purchaser at any time before receipt of a Notice of Redemption. The Purchaser may elect within five (5) business days after receipt of a Notice of Redemption to give the Company Notice of Conversion in connection with some or all of the Note principal and interest which was the subject of the Notice of Redemption. A Notice of Redemption must be accompanied by a certificate signed by the chief executive officer or chief financial officer of the Company stating that the Company has on deposit and segregated ready funds equal to the Redemption Amount. The Redemption Amount must be paid in good funds to the Purchaser no later than the seventh (7/th/) business day after the Redemption Date ("Optional Redemption Payment Date"). In the event the Company fails to pay the Redemption Amount by the Optional Redemption Payment Date, then the Redemption Notice will be null and void and the Company will thereafter have no further right to effect an Optional Redemption, and at the Purchaser's election, the Redemption Amount will be deemed a Mandatory Redemption Payment and the Optional Redemption Payment Date will be deemed a Mandatory Redemption Payment Date. Such failure will also be deemed an Event of Default under the Note. Any Notice of Redemption must be given to all holders of Notes issued in connection with the Offering, in proportion to their holdings of Note principal on a Redemption Date. A Notice of Redemption may be given by the Company, provided (i) no Event of Default, as described in the Note shall have occurred or be continuing; and (ii) the Conversion Shares issuable upon conversion of the full outstanding Note principal are included for unrestricted resale in a registration statement effective as of the Redemption Date. Note proceeds may not be used to effect an Optional Redemption.

         8.7 NASDAQ Approval. The Company and the Purchaser agree that until the Company either obtains shareholder approval of the issuance of the Securities, or an exemption from NASDAQ's corporate governance rules as they may apply to the Securities, and an opinion of counsel reasonably acceptable to the Purchaser that NASDAQ's corporate governance rules do not conflict with nor may result in a delisting of the Company's common stock from the SmallCap Market (the "Approval") upon the conversion of the Notes, the Purchaser may not receive upon conversion of the Notes more than the number of common shares greater than 19.9% of the shares of Company's common stock outstanding on the Closing Date. Provided the closing price of the Common Stock on a Principal Market is less than $.25 per share for three consecutive trading days (such third day being the "Trigger Date"), the Company covenants to obtain the Approval required pursuant to the NASDAQ's corporate governance rules to allow conversion of all the Notes and interest thereon. The Company further covenants to file the preliminary proxy statement relating to the Approval with the Commission on or before thirty days after the Trigger Date ("Proxy Filing Date"). The Company further covenants to obtain the Approval no later than ninety days after the Trigger Date ("Approval Date"). The Company's failure to (i) file the proxy on or before the Proxy Filing Date; or (ii) the Company's failure to obtain the Approval on or before the Approval Date (each being an "Approval Default") shall be deemed an Event of Default under the Note, but only to the extent the Notes and interest thereon that may not be converted due to the Company's failure to obtain such Approval.

   9.    Registration Rights.

         9.1 Registration Rights Granted. The Company hereby grants the following registration rights to holders of the securities purchased hereby.

               (a) On two occasions, for a period commencing 90 days after the Closing Date, but not later than two (2) years after the Closing Date (the "Request Date"), the Company, upon a written request therefor from holders of more than 50% of the aggregate of the Company's Securities then outstanding, on an as converted basis (the Conversion Shares and Warrant Shares issued or issuable with respect to all Notes or Warrants issued or to be issued hereunder, being, the "Registrable Securities"), shall prepare and file with the SEC a registration statement under the Securities Act covering the Registrable Securities which are the subject of such request, unless such Registrable Securities are the subject of an effective registration statement. In addition, upon the receipt of such request, the Company shall promptly give written notice to all other record holders of the Registrable Securities that such registration statement is to be filed and shall include in such registration statement Registrable Securities for which it has received written requests within 10 days after the Company gives such written notice. Such other requesting record holders shall be deemed to have exercised their demand registration right under this Section 9.1. As a condition precedent to the inclusion of Registrable Securities, the holder thereof shall provide the Company with such information as the Company reasonably requests. The obligation of the Company under this Section 9.1 shall be limited to two registration statements.

                   (b) If the Company at any time proposes to register any of its securities under the Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Purchaser or subsequent holder pursuant to an effective registration statement, each such time it will give at least 30 days' prior written notice to the record holder of any Securities of its intention so to do. Upon the written request of the holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of the Registrable Securities, the Company will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the "Seller"). In the event that any registration pursuant to this Section 9.1(b) shall be, in whole or in part, an underwritten public offering of Common Stock of the Company, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction. Notwithstanding the forgoing provisions, or Section 9.1(a) hereof, the Company may withdraw or delay or suffer a delay of any registration statement referred to in this Section 9.1(b) without thereby incurring any liability to the Seller.

                   (c) If, at the time any written request for registration is received by the Company pursuant to Section 9.1(a), the Company has determined to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities for the Company's own account, such written request shall be deemed to have been given pursuant to Section 9.1(b) rather than
Section 9.1(a), and the rights of the holders of Registrable Securities covered by such written request shall be governed by Section 9.1(b) except that the Company or underwriter, if any, may not withdraw such registration or limit the amount of Registrable Securities included in such registration.

                   (d) The Company shall file with the SEC within 14 days of the date the Company's registration statement on Form SB-2, File No. 333-69750 is declared effective by the SEC (the "Filing Date"), and use its reasonable commercial efforts to cause to be declared effective a Form SB-2 registration statement (or such other form that it is eligible to use) within 90 days of the Closing Date in order to register the Registrable Securities for resale and distribution under the Securities Act. The registration statement described in this paragraph must be declared effective by the SEC within 90 days of the Closing Date (as defined herein) ("Effective Date"). The Company will register not less than a number of shares of Common Stock in the aforedescribed registration statement that is equal to 300% of the Warrant Shares and Conversion Shares issuable at the Conversion Prices set forth in the Warrants and Notes, respectively, that would be in effect on the Closing Date or the date of filing of such registration statement (employing the conversion price which would result in the greater number of Shares), assuming the conversion of 100% of the Notes which are then outstanding or issuable hereunder, and at least one share of common stock for each common share issuable upon exercise of the Warrants which are then outstanding or issuable hereunder (employing the Conversion Price that would result in the greater number of shares). The Registrable Securities shall be reserved and set aside exclusively for the benefit of the Purchaser and the holders of the Warrants, as the case may be, and not issued, employed or reserved for anyone other than the Purchaser and the holders of the Warrants. Such registration statement will be promptly amended or additional registration statements will be promptly filed by the Company as necessary to register additional Company Shares to allow the public resale of all Common Stock included in and issuable by virtue of the Registrable Securities. No securities of the Company other than the Registrable Securities will be included in the registration statement described in this Section 9.1(d).

         9.2 Registration Procedures. If and whenever the Company is required by the provisions hereof to effect the registration of any shares of Registrable Securities under the Act, the Company will, as expeditiously as possible:

                   (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), and promptly provide to the holders of Registrable Securities copies of all filings and SEC letters of comment;

                   (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the later of: (i) six months after the latest exercise period of the Warrants; (ii) twelve months after the Maturity Date of the last maturing Notes or (iii) four years after the Closing Date, and comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Seller's intended method of disposition set forth in such registration statement for such period;

                   (c) furnish to the Seller, and to each underwriter if any, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request to facilitate the public sale or their disposition of the securities covered by such registration statement;

                   (d) use its best efforts to register or qualify the Seller's Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Seller and in the case of an underwritten public offering, the managing underwriter shall reasonably request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                   (e) list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

                   (f) immediately notify the Seller and each underwriter under such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                   (g) make available for inspection by the Seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the seller, underwriter, attorney, accountant or agent in connection with such registration statement.

         9.3       Provision of Documents.

                   (a) At the request of the Seller, provided a demand for registration has been made pursuant to Section 9.1(a) or a request for registration has been made pursuant to Section 9.1(b), the Registrable Securities will be included in a registration statement filed pursuant to this
Section 9.

                   (b) In connection with each registration hereunder, the Seller will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws. In connection with each registration pursuant to Section 9 covering an underwritten public offering, the Company and the Seller agree to enter into a written agreement with the managing underwriter in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

         9.4 Non-Registration Events. The Company and the Purchaser agree that the Seller will suffer damages if any registration statement required under
Section 9.1(a) above is not filed within 30 days after written request by the holder and not declared effective by the SEC within 90 days after such request, and maintained in the manner and within the time periods contemplated by Section 9 hereof, and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if (i) the Registration Statement described in
Section 9.1(a) is not filed within 30 days of such written request, or is not declared effective by the SEC on or prior to the date that is 90 days after such request, or (ii) the registration statement on Form SB-2 or such other form as described in Section 9.1(d) is not filed on or before the Filing Date or not declared effective on or before the sooner of the Effective Date, or within five days of receipt by the Company of a communication from the SEC that the registration statement described in Section 9.1(d) will not be reviewed, or (iii) any registration statement described in Section 9.1(a) or (d) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) for a period of time which shall exceed 30 days in the aggregate per year but not more than 20 consecutive calendar days (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event referred to in this Section
9.4 is referred to herein as a "Non-Registration Event"), then, for so long as such Non-Registration Event shall continue, (i) the Company shall pay in cash as Liquidated Damages to each holder of any Registrable Securities an amount equal to two percent (2%) per month or part thereof during the pendency of such Non-Registration Event of the principal of the Notes issued in connection with the Offering, whether or not converted, then owned of record by such holder or issuable as of or subsequent to the occurrence of such Non-Registration Event and (ii) the Conversion Price as defined in Section 2.1 of the Notes shall be reduced by 10% for each 30-day period following the Effective Date that the Registration Statement is not declared effective by the SEC. Payments to be made pursuant to this Section shall be due and payable immediately upon demand in immediately available funds. In the event a Mandatory Redemption Payment is demanded from the Company by the holder pursuant to Section 8.2 of this Agreement, then the Liquidated Damages described in this Section 9.4 shall no longer accrue on the portion of the purchase price underlying the Mandatory Redemption Payment, from and after the date the holder receives the Mandatory Redemption Payment. It shall be deemed a Non-Registration Event to the extent that all the Common Stock included in the Registrable Securities and underlying the Securities is not included in an effective registration statement as of and after the Effective Date at the conversion prices in effect from and after the Effective Date.

         9.5 Expenses. All expenses incurred by the Company in complying with
Section 9, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, fees of, and disbursements incurred by, one counsel for the Seller, and costs of insurance are called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of Registrable Securities, including any fees and disbursements of any special counsel to the Seller beyond those included in Registration Expenses, are called "Selling Expenses."

             The Company will pay all Registration Expenses in connection with the registration statement under Section 9. All Selling Expenses in connection with each registration statement under Section 9 shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.
         9.6 Indemnification and Contribution.

               (a) In the event of a registration of any Registrable Securities under the Securities Act pursuant to Section 9, the Company will indemnify and hold harmless each Seller, each officer of each Seller, each director of each Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls any such Seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the Act pursuant to
Section 9, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, the underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

               (b) In the event of a registration of any of the Registrable Securities under the Act pursuant to Section 9, the Seller will indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement and each director of the Company, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer or director may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 9, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer or director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Registrable Securities sold by the Seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by the Seller from the sale of Registrable Securities covered by such registration statement.

               (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 9.6(c) if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

               (d) In order to provide for just and equitable contribution in the event of joint liability under the Act in any case in which either (i) the Seller, or any controlling person of the Seller, makes a claim for indemnification pursuant to this Section 9.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is provided under this Section 9.6; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (A) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     10. Offering Restrictions. Intentionally omitted.

     11. Security Interest. Intentionally omitted.

     12. Miscellaneous.

         12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

         12.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby for a period of 24 months from the date hereof. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         12.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time.

         12.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         12.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.6  Amendment and Waiver.

               (a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

               (b) The obligations of the Company and the rights of the holders of the Securities under the Agreement may be waived only with the written consent of such holders of Securities. The rights of the holder of a Note may be waived only with the written consent of the holder of such Note.

         12.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach, default or noncompliance under this Agreement, the Notes or the Related Agreements or any waiver on such party's part of any provisions or conditions of the Agreement, a Note or the Related Agreements must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Notes or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to the Purchaser at the address set forth on the signature page hereto for such Purchaser, with a copy in the case of the Purchaser to Daniel M. Laifer, Esq., 135 West 50/th/ Street, Suite 1700, New York, NY 10020, facsimile number (212) 541-4434, or at such other address as the Company or the Purchaser may designate by ten days advance written notice to the other parties hereto.

         12.9 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         12.10 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

               12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

               12.12 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein, except as specified herein with respect to the Purchaser. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 12.12 being untrue.

               12.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

In Witness Whereof, the parties hereto have executed the Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                       PURCHASER:

One Voice Technologies, Inc.                   Stonestreet Limited Partnership

                                               By:______________________________
By:________________________________________    Name:
Name:                                          Address:  c/o Canaccord Capital,
Title:                                                   320 Bay Street, Suite
Address:  6333 Greenwich Drive, Suite 240                1300 Toronto, Ontario
          San Diego, California 92122                    M5H 4A6 Canada



                 [Securities Purchase Agreement Signature Page]

                                List of Exhibits

Schedule of Purchasers                                        Exhibit A

Form of Offering Convertible Note                             Exhibit B

Form of Warrant                                               Exhibit C

Form of Opinion                                               Exhibit D

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

--------------------------------------------------------------------------------

Purchaser                                      Closing Date Notes
--------------------------------------------------------------------------------
Stonestreet Limited Partnership                      $500,000



TOTAL                                                $500,000
--------------------------------------------------------------------------------

                           SCHEDULE OF WARRANT HOLDERS

--------------------------------------------------------------------------------
Name of Warrant Holder                        Number of Warrant Shares
--------------------------------------------------------------------------------
Stonestreet Limited Partnership               83,333
--------------------------------------------------------------------------------

                    SCHEDULE OF FUND MANAGER'S FEE RECIPIENTS

--------------------------------------------------------------------------------
Fund Manager                                  Closing Date Fund Manager's Fees
--------------------------------------------------------------------------------
Laurus Capital Management, L.L.C.             $50,000
--------------------------------------------------------------------------------
TOTAL                                         $50,000    (10% of Closing)
--------------------------------------------------------------------------------

                                    EXHIBIT B

                            FORM OF CONVERTIBLE NOTE

                                    EXHIBIT C

                                 FORM OF WARRANT

                                    EXHIBIT D

                                 FORM OF OPINIoN

                  1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

                  2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and Related Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization of the Agreement and Related Agreements, and the performance of all obligations of the Company thereunder at each Closing, and (ii) the authorization, sale, issuance and delivery of the Securities pursuant to the Agreement and the Related Agreements has been taken. The Conversion Shares and the Warrant Shares, when issued pursuant to and in accordance with the terms of the Agreement and upon delivery, shall be validly issued and outstanding, fully paid and non assessable.

                  3. The execution, delivery and performance of the Agreement, the Notes or the Related Agreements by the Company and the consummation of the transactions contemplated by any thereof, will not, with or without the giving of notice or the passage of time or both:

                     (a) Violate the provisions of the Charter or bylaws of the Company; or

                     (b) To the best of such counsel's knowledge, violate any judgment, decree, order or award of any court binding upon the Company.

                  4. The Agreement and Related Agreements constitute and the Notes, upon their issuance will constitute, valid and legally binding obligations of the Company, and are enforceable against the Company in accordance with their respective terms.

                  5. The sale of the Notes and the subsequent conversion of the Notes into Conversion Shares are not and will not be subject to any preemptive rights or, to such counsel's knowledge, rights of first refusal that have not been properly waived or complied with. The sale of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or, to such counsel's knowledge, rights of first refusal that have not been properly waived or complied with.

               6. There is no action, suit, proceeding or investigation pending or, to the best of such counsel's knowledge, currently threatened against the Company that questions the validity of the Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. To the best of such counsel's knowledge, the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality; nor is there any action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

                                      D-2